For Immediate Release
Contact: Karyn L. Miller, Chief Financial Officer
(303) 444-0900 x 102
kmiller@noof.com

New Frontier Media Reports 2008 Fiscal First
Quarter Results and Announces New CFO

BOULDER, COLORADO, August 8, 2007 -- New Frontier Media, Inc. (Nasdaq: NOOF), a worldwide producer and distributor of general and adult-themed motion picture entertainment, today reported its 2008 fiscal first quarter results and also announced the hiring of  Matthew T. Pullam as its new Chief Financial Officer.

A financial professional for nearly twenty years, Mr. Pullam most recently served as Chief Financial Officer and Treasurer of Quovadx, Inc., a publicly held worldwide provider of software and services to enterprise customers in the health care, financial services and telecommunications sectors.  Under Mr. Pullam's leadership and direction, Quovadx successfully launched several new product offerings and achieved profitability for the first time. These and other operational and strategic improvements resulted in a market capitalization improvement of over 80% during Mr. Pullam’s tenure. Mr. Pullam also orchestrated Quovadx's recently completed sale to a unit of Battery Ventures VII L.P. which resulted in a 25% transaction price premium to investors. Mr. Pullam will assume his role as CFO of New Frontier Media on September 5th.

“Matt joins New Frontier Media with a background ideally suited to our business. He has the technical expertise to assure the continued quality of our financial processes, controls, and reporting, while also possessing a keen strategic sense which will assist us in guiding New Frontier Media to a new era of growth for our investors,” said Michael Weiner, Chief Executive of New Frontier Media, Inc.

Quarterly Results
On a quarterly basis, the Company reported a decrease in first quarter revenue to $12.9 million from $16.3 million for the same quarter a year ago.  Net income for the current year quarter was $1.5 million compared to $3.5 million for the same quarter a year ago.  The Company reported earnings per fully diluted share of $0.06 for the quarter ended June 30, 2007, as compared with $0.15 per fully diluted share for the same quarter a year ago.

“This quarter’s results were in line with our expectations and also included the payment of our first quarterly dividend of $0.125 per share.  We expect that our full year dividend of $0.50 per share will be paid entirely out of cash flows generated during this fiscal year,” said Mr. Weiner.

The current year quarter results included the following items: 1) a $0.2 million charge associated with the disposition of equipment by the Pay TV segment; 2) a $0.2 million write-off for an uncollectible customer account by the Film Production segment; and 3) a $0.1 million impairment expense associated with unrecoupable costs on certain titles that the Film Production segment represents through its sales agency agreements.

“This quarter’s results reflect not only the charges discussed above, but the continued impact from the change in our license fee structure with one of our major customers as well as inconsistencies in delivery schedules for our Film Production segment.  In the prior year quarter, we had delivered several episodes of a thirteen episode series to one of our customers. This same series is expected to be delivered during the second and third quarters of the current fiscal year,” added Mr. Weiner.

Pay TV
The Company’s Pay TV segment reported revenue of $10.4 million for the quarter ended June 30, 2007, as compared to $12.6 million for the quarter ended June 30, 2006, representing a decrease of 17%.  Of this, revenue from the Pay TV segment’s pay-per-view (“PPV”) services declined 28% to $5.4 million for the quarter ended June 30, 2007 from $7.5 million for the quarter ended June 30, 2006. Revenue from the Pay TV segment’s video-on-demand (“VOD”) service was $4.6 million for both quarters ended June 30, 2007 and 2006. Revenue from the Pay TV segment’s C-Band service decreased 20% to $0.4 million for the quarter ended June 30, 2007, from $0.5 million for the quarter ended June 30, 2006.

The decrease in the Pay TV segment’s PPV revenue year-over-year for the quarter is primarily due to a decline in revenue from one of our major customers as a result of the previously announced finalization of a new licensing arrangement in October 2006, which resulted in a downward adjustment of our historical rates.

Operating income for the Pay TV segment was $5.1 million for the quarter ended June 30, 2007, as compared to operating income of $7.7 million for the quarter ended June 30, 2006, representing a decrease of 34%.  Gross margin for the Pay TV segment decreased to 73% for the quarter ended June 30, 2007 from 77% for the quarter ended June 30, 2006.   Operating expenses increased 25% to $2.5 million for the quarter ended June 30, 2007 from $2.0 million for the quarter a year ago primarily as a result of $0.2 million charge related to the disposition of equipment and an increase in marketing costs.

Film Production
The Company’s Film Production segment reported net revenue of $2.1 million for the quarter ended June 30, 2007 as compared to net revenue of $3.1 million for the quarter ended June 30, 2006, representing a decrease of 32%.   The decline in revenue is primarily related to inconsistencies in delivery schedules between years.  In the prior year quarter, the Film Production segment delivered several episodes of a thirteen episode television series. This same episodic business is currently in production and is not expected to be delivered until the second and third quarters of the current fiscal year.  The Film Production segment also experienced a decline in revenue due to fewer movie titles being delivered during the current year quarter.  This decline in revenue was partially offset by an increase in revenue from the delivery of the Film Production segment’s content on the video-on-demand platform of four major cable operators in the U.S. as well as to the distribution of several horror films to home video and video-on-demand platforms through our arrangement with a mainstream film distributor.

Cost of sales declined 62% to $0.8 million for the quarter ended June 30, 2007 from $2.1 million for the quarter ended June 30, 2006.  This decline is primarily related to lower film amortization as a result of lower revenue.  In addition, the Film Production segment’s film amortization is starting to normalize as it begins to monetize the films it has produced subsequent to its acquisition by New Frontier Media in February 2006. As a result, the Film Production segment’s gross margin increased to 62% for the current year quarter as compared to 32% for the quarter a year ago.

The Film Production segment’s operating loss increased to $0.2 million for the quarter ended June 30, 2007 from an operating loss of $0.1 million for the quarter ended June 30, 2006. The year-over-year quarterly increase in the Film Production segment’s operating loss is primarily related to a 36% increase in operating expenses.  Operating expenses were $1.5 million for the current year quarter as compared to $1.1 million for the quarter a year ago.  The increase in operating expenses is primarily related to a $0.2 million write-off of an uncollectible customer account, a $0.1 million impairment expense associated with unrecoupable costs on certain titles that the Film Production segment represents through its sales agency agreements, and an increase in trade show exhibition costs.

Internet
The Company’s Internet segment reported net revenue of $0.5 million for the quarter ended June 30, 2007 as compared to net revenue of $0.6 million for the quarter ended June 30, 2006, representing a decrease of 17%.  Operating income for the Internet segment was breakeven for the quarter ended June 30, 2007 as compared to an operating loss of $0.1 million for the quarter ended June 30, 2006.

Corporate Administration Expenses
Corporate administration expenses increased 33% to $2.8 million for the quarter ended June 30, 2007 from $2.1 million for the quarter ended June 30, 2006. The increase in year-over-year quarterly corporate administration expenses is primarily related to an increase in external auditing fees as a result of the timing of the work performed, an increase in costs associated with hiring a chief information officer, and the movement of costs from our Internet segment to Corporate overhead as a result of a change in responsibilities of one of our sales executives.

Conference Call Information
New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (800)-257-1927.  To participate in the web cast please log on to www.noof.com and click on “Investor Relations” and then “Webcasts & Events”.  A replay of the conference call will be available for seven days after 1 p.m. Eastern Time on August 8, 2007 at (800)-405-2236, access code 11094551#.  The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  All statements in this release regarding Mr. Pullam’s qualifications and our expectations of growth for our investors, our expectation that our full year dividend of $0.50 per share will be paid, and paid entirely out of current cash flows generated during this fiscal year, our expectation that our Film Production segment will deliver its thirteen episode series to one of our customers during the second and third quarters of the current fiscal year, and the future outlook related to New Frontier Media and the outcome of any contingencies are forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a worldwide producer and distributor of adult-themed and general motion picture entertainment.  Under the “The Erotic Networks” ® trademark, the Company delivers seven, full-time adult-themed pay-per-view networks to cable and satellite operators across the United States. Additionally, the Company is a leading provider of adult-themed Video-on-Demand content to cable and satellite platforms. These services reach over 139 million network homes.

New Frontier Media’s MRG Entertainment unit produces original, adult-themed content and series that are distributed on premium movie channels in the United States and around the world. MRG Entertainment also develops and produces original, adult-themed event programming that is widely distributed on satellite and cable platforms in the United States. Additionally, MRG Entertainment manages a sales operation, which matches independent, mainstream film producers with film distributors around the world.

New Frontier Media owns and operates a digital broadcast infrastructure in Colorado, which serves content to broadcast, IP and wireless networks around the world.

For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

Consolidated Operating Results
(in thousands, except per share amounts)

	Quarter Ended June 30,
	2007	2006

Net Sales	$12,940	$16,328

Cost of Sales	(3,797)	(5,329)

Gross Margin	9,143	10,999

Operating Expenses	(7,004)	(5,508)

Operating Income	2,139	5,491

Other Income	236	202

Income Before Provision for Income Taxes	2,375	5,693

Provision For Income Taxes	(878)	(2,144)

Net Income	$1,497	$3,549

Basic Income Per Share	$0.06	$0.15

Diluted Income Per Share	$0.06	$0.15

Dividends declared by common share	$ 0.13	$ -

Average outstanding shares of common stock	24,315	23,833

Common stock and common stock equivalents	24,594	24,297

Reconciliations of EBITDA and Adjusted EBITDA

	Quarter Ended June 30,
	2007	2006

Net Income	$1,497	$3,549

Adjustments:
Depreciation/Amortization (1)	525	463
Interest Expense	43	29
Interest Income	(254)	(238)
Income taxes	878	2,144
EBITDA	2,689	5,947

Content Amortization	1,371	2,876
Cash Investments in Content	(2,344)	(1,396)
Capital Expenditures	(507)	(300)
Stock Based Compensation	275	203

Adjusted EBITDA	$1,484	$7,330

(1) Amortization excludes amortization of content

Consolidated Balance Sheets
(In thousands)	(Unaudited)
	June 30, 2007	March 31, 2007
CURRENT ASSETS:
Cash and Cash Equivalents	$13,646	$17,345
Restricted Cash	1,692	1,710
Marketable Securities	9,643	8,681
Accounts Receivable, net	10,842	12,249
Deferred Tax Asset	477	528
Other Current Assets	1,710	2,863
TOTAL CURRENT ASSETS	38,010	43,376

Equipment and Furniture, net	4,521	4,534
Prepaid Distribution Rights, net	9,085	9,084
Marketable Securities	582	587
Recoupable Costs and Producer Advances	1,427	1,278
Film Costs, net	7,963	6,991
Goodwill	18,608	18,608
Other Identifiable Intangible Assets, net	2,581	2,771
Other Assets	987	987
TOTAL ASSETS	$ 83,764	$ 88,216

CURRENT LIABILITIES:
Accounts Payable	$1,474	$1,942
Producer Payable	737	1,049
Deferred Revenue	979	889
Due to Related Party	119	647
Accrued Compensation	1,207	3,298
Deferred Producer Liabilities	1,547	1,344
Accrued and Other Liabilities	3,458	3,664
TOTAL CURRENT LIABILITIES	9,521	12,833

Deferred Tax Liability	655	976
Taxes Payable	1,849	1,726
Other Long-Term Liabilities	956	982
TOTAL LIABILITIES	12,981	16,517

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common Stock	2	2
Additional Paid-in Capital	64,827	64,191
Retained Earnings	5,984	7,536
Accumulated Other Comprehensive Loss	(30)	(30)
TOTAL SHAREHOLDERS' EQUITY	70,783	71,699

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$83,764	$88,216